Investment Adviser

COMPLIANCE MANUAL

Gratus Capital, LLC

August 26, 2019

THE REFERENCES TO LAWS AND VARIOUS REGULATIONS CONTAINED WITHIN THIS MANUAL WILL BE PERIODICALLY REVIEWED AND UPDATED TO INSURE THEY ARE CURRENT WITH FUTURE AMENDMENTS OR NEWLY ADOPTED REGULATION.

XIII CODE OF ETHICS AND INSIDER TRADING POLICY

A.	Code of Ethics
1.	Statement of General Policy

This Code of Ethics has been adopted by Gratus Capital, LLC and applies to all of its personnel. The basic principle to govern all persons is that their functions should be performed with loyalty to our Clients. All personnel receive annually, in January, a copy of this Code including updates or amendments, if any. Each person must submit an acknowledgement of receipt and certify that he or she has complied with the Code throughout the previous year.

In adhering to the foregoing basic principle of loyalty, a person must not profit, directly or indirectly, from his or her position with the company. No such person shall take for personal benefit any corporate opportunity for profit, which that person learns about from his or her position.

All persons are required to report immediately to the Advisor’s CCO or Managing Directors any violations of this Code of Ethics.

2.	Definition of Terms Used
(a)	"Advisor" means Gratus Capital, LLC
(b)	"Fund" means any investment company advised by the Advisor, whether directly or through a subadvisory arrangement, and any entity
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exempt from registration under the Investment Company Act of 1940 pursuant paragraphs (1) or (7) of Section 3 (c) of that Act.

(c)	"Client" means any investment Client of the Advisor including a Fund.
(d)	"Investment department personnel" mean all employees who work in the Advisor's investment department, including portfolio managers, research analysts, trading personnel and staff.

(e)	"Beneficial interest" includes: (i) the ownership of any security held in the name of a person or a spouse, minor child or relative of a person or relative of a spouse of a person sharing the same household; and (ii) any contract, understanding, relationship, agreement or other arrangement by which a person obtains present or future benefits substantially equivalent to an ownership interest in a security. Beneficial interest does not include activities of such spouse, children or relatives of a person in his or her capacity as an employee or owner of a business that sells or buys securities for non-Advisor (third party) Clients, or advises non-Advisor (third party) Clients as to securities.
(f)	"Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client, but such term does not include any investment advisory fee payable to the Advisor by a Client or, in the case of any Fund, payment in the nature of a dividend or distribution paid by the Client on terms governing the payment of such dividends and distributions to all owners of such entity.

(g)	"Security" includes without limitation any and all stocks, bonds, notes, bills, debentures and any interest commonly known as a security including any interest that might be selected for, or be included in, a Client's portfolio and also includes puts, calls, other options or rights in such securities, securities-based futures contracts and ETFs or inverse index ETF’s.

3.	Transactions With The Clients

No person shall sell to, or purchase from, a Client any security or other property (except merchandise in the ordinary course of business), in which such person has or would acquire a beneficial interest, unless such purchase or sale involves solely securities of that Client.

4.	Disclosure of Information

No person shall discuss with or otherwise inform others of any actual or contemplated security transaction by a Client or the Adviser except in the performance of employment duties or in an official capacity and then only for the benefit of the

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Client or the Adviser, as appropriate, and in no event for personal benefit or for the benefit of others.

No person shall release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or

(ii) when the disclosure results from the publication of a Fund prospectus, or (iii) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which Clients are entitled.

5.	Preferential Treatment, Gifts, and Entertainment

No person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.

No person shall accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of such person and any Client or the Adviser. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimis value ($250.00) from any person or entity that does business with or on behalf of any Client or the Adviser.

6.	Conflicts of Interest

If any person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that person should disclose the situation or transaction and the nature of the conflict to the President of the Adviser for appropriate consideration.

7.	Service as a Director

Investment department personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the President of the Adviser based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions.

8.	Inside Information

Securities laws and regulations prohibit the misuse of "inside" or "material non- public" information when trading or recommending securities.

Inside information obtained by any person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as

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appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Adviser's legal counsel.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

9.	Personal Security Transactions

No person shall knowingly take advantage of a corporate opportunity of the Adviser or Client for personal benefit, or take action inconsistent with such person's obligations to the Adviser or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person's position of trust and responsibility. The following rules apply to all accounts in which a person has a beneficial interest:

a)	All Persons:

(1)                No person shall purchase or sell any security which such person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for one or more Clients.

(2)                No person shall knowingly purchase or sell a security during any period when there is an open order for the purchase or sale of that security by a Client and, subject to sub-paragraph (f) below, for three days after such order has been executed or cancelled.

(3)                No person shall purchase any securities in an initial public offering without prior written authorization of the acquisition by the Chief Compliance Officer.

(4)                No person shall purchase any securities in a limited offering without prior written authorization of the acquisition by the Chief Compliance Officer.

b)	Related Instruments:

When anything in this paragraph prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities.

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c)	Disgorgement:

Any person who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

d)	Exceptions:

(1)                Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is clear that no conflict of interest or other breach of duty is involved, application for an exception may be made to the CCO of the Adviser, with a copy of the request delivered to the President of the Adviser, which application may be granted or denied. To request consideration of an exception, submit a written request containing the details of your circumstances, reasons for the exception and the exception requested. The request should be sent to the CCO of the Adviser.

(2)                This paragraph shall not apply to transactions involving U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, and non-volitional purchases and sales, such as dividend reinvestment programs or "calls” or redemptions of securities.

(3)                The clearance and reporting provisions of this chapter shall not apply to transactions by or for any client, ownership by the Adviser or an Affiliate of the Adviser of a qualifying interest in a Client (such as shares of a Fund) shall not disqualify the Client from this exception.

(4)                Purchases or sales of securities involving less than 2,000 shares of any security included in the Standard & Poor’s 500 Index.

(5)                Purchases or sales of securities involving less than 2,000 shares of a security of a company with a market capitalization in excess of

$200 million and average daily trading volume in excess of 50,000 shares for the past ten days.

(6)                Purchase or sales of options contracts on a broad-based market index.

(7)                Purchases or sales of securities effected in any account in which the Adviser personnel has no beneficial ownership.

e)	Clearance

A person who wishes to purchase or sell a security which the Adviser is purchasing or selling for a Client, and who is prohibited from executing such transaction, may later request pre-clearance to execute such transaction once

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the portfolio manager responsible for the Client transactions confirms to the CCO by a time stamped writing, that all transactions in the subject security have been completed for all Clients, and a transaction may be effected pursuant to this procedure notwithstanding the fact that a Client transaction has occurred within the preceding three day period. For the purposes of approving transactions pursuant to this paragraph (f), the CCO may deem all transactions in a security for Clients to be completed if the only factor which may result in further transactions in such security will be the unanticipated addition of funds to, or removal of funds from, a client account. Trades taking place within proprietary accounts that are included on the firms list of managed accounts and traded alongside client accounts require allocations to be done only after all allocations have been made to client accounts. These trades may take place within the same block trade as client accounts.

f)	Open End Investment Company

When an employee places a personal securities transaction in shares of an open-end investment company, the employee shall not knowingly request, direct, or authorize the transaction to be placed or executed at any price that is not consistent with the laws and regulations governing pricing of such transactions. An employee shall not place any transaction intended to benefit from short-term trading of any open-end investment company security if such transaction is not consistent with the publicly disclosed policies and practices announced by that investment company. EMPLOYEES MUST PRE- CLEARPERSONAL TRANSACTIONS IN ANY FUND MANAGED BY

GRATUS, and shall never engage in such a practice in any fund with which Gratus is affiliated.

10.	Procedures

Each person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:

Pre-clearance:

All employees are required to strictly comply with the firm’s policies and procedures regarding personal securities transactions, including transactions in any fund managed by Gratus. Employees are required to custody their investment accounts at Schwab.

IPOs: Employees are required to receive prior approval before acquiring any securities in an initial public offering. Requests are to be submitted through Schwab Compliance Technologies. The CCO reviews and either approves or denies the request.

Focus Financial Partners Inc. (FOCS): Employees are required to receive prior approval for any acquisition of securities in FOCS. Requests are to be submitted through Schwab Compliance

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Technologies. The CCO reviews and either approves or denies the request. Selling FOCS short is prohibited. Derivative trades in FOCS that are the equivalent of short sales are prohibited.

Limited Offering/Private Placement: Employees are required to receive prior approval for any acquisition of securities in a limited offering, including private funds managed by Gratus. This prior approval will take into account whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to an individual by virtue of his or her position with the adviser. Investment personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer and the decision to purchase the securities of the issuer for the client should be made by another employee. Requests are to be submitted through Schwab Compliance Technologies. The CCO reviews and either approves or denies the request.

Trade Approval and Holding Period: Employees are required to receive prior approval before executing trades in their personal brokerage accounts. Requests are to be submitted through Schwab Compliance Technologies. The CCO reviews and either approves or denies the request.

Approval can be granted by the Director of Investments or the Chief Operating Officer or the CCO.

Employees are required to hold securities for at least 30 days.

Employees may petition the CCO for an exception to the 30 day minimum holding period by making a formal request within Schwab Compliance Technologies (SCT). Covered exceptions to the 30 day minimum holding period are:

•	Strong price movement in a security;
•	Public announcements relating to the security;
•	Employee experiences unexpected personal financial hardship.

In order for an exception to the minimum holding period to be considered, an employee must:

1.	Complete a pre-clearance request within Schwab Compliance Technologies and
2.	Explain which covered exception on which they are petitioning the CCO and why they are making the petition for a minimum
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holding period exception. Once complete, the preclearance request must be submitted for review in SCT.

3.	Wait for the CCO to review the request which will either be approved or denied.

Employees are prohibited from:

•	Executing a securities transaction on a day during which any client has a pending “buy” or “sell” order in the same or a related security until that order is executed unless the employee is participating in a block trade with the client and both the client and employee will receive the same average execution price and a prorate number of shares should the block only partially execute.
•	Using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities or related securities such as options.
•	Executing a securities transaction in options or other securities related to the holdings in our managed portfolios unless the employee is participating in a block trade with the client and both the client and employee will receive the same average execution price and a prorated number of shares should the block only partially execute. Buying calls in options related to the holdings in our managed portfolios is permitted with prior approval as long as there is not pending buy or sell order in the same or related security until that order is executed.
•	Executing a securities transaction in the securities or related securities (options) on our Securities Watchlist.

Reports - All Persons:

(1)                Securities positions: Each person shall report to the CCO of the Adviser all purchases or sales of any security in which such person has, or by virtue of such transaction acquires, any beneficial interest via the Schwab Compliance Technologies.

(2)                Form of Report: All such reports shall be in shall be made prior to any such purchase or sale that was effected, and shall set forth the title of the security, the date and nature of the transaction, the number or amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction is to be effected and the extent of such person's interest in the transaction. Reports are compiled and stored using Schwab Compliance Technologies.

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(3)                Broker confirms and statements: Each person must provide to the CCO of the Adviser all securities or commodities brokerage accounts in which that person has a beneficial interest. Each person shall cause to be provided on a timely basis copies of periodic statements for all securities accounts in which that person has a beneficial interest. Such Securities and Commodities Brokerage Account Reports and periodic statements shall be directed to the CCO of the Adviser. As of January 2016, all employee statements are compiled and stored using Schwab Compliance Technologies.

11.	Delegation

The President, Managing Directors or CCO of the Adviser may delegate any of the responsibilities, powers and authorities conferred by this Code of Ethics. Such delegation may be to an individual, such as a compliance officer, or a committee, such as an Ethics Committee, or both.

12.	Research Reports

The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

13.	Condition of Employment or Service

All persons shall conduct themselves at all times in the best interests of the Clients. Compliance with this Code of Ethics shall be a condition of employment or continued affiliation with the Adviser, and conduct not in accordance with this Code of Ethics shall constitute grounds for actions including termination of employment or removal from office. All persons shall certify annually that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

14.	Pooled investment vehicles managed by Gratus

Pooled investment vehicles managed by Gratus will be treated pari-passu with other client entities even if an affiliate of Gratus has an interest in the entity, and Advisor will not prefer this entity over other clients. This will include the right to participate in suitable investments, such as IPOs.

B.	Gratus’s Policy Statement on Insider Trading
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Gratus forbids any officer, director, employee, or their family members from trading, either personally or on behalf of others, including mutual funds and private accounts managed by Gratus, using material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and employee of Gratus and extends to activities within and outside their duties at Gratus. Every officer, director and employee must read and retain this policy statement. Any questions regarding Gratus's policy and procedures should be referred to the CCO, Managing Directors or his/her designee.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

-trading by an insider, while in possession of material non-public information, or

-trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

-communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should' consult CCO, Managing Directors or any designee.

1.	Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Gratus may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, in order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it is important in

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making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings' estimates, changes in previously released earnings' estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

In the case of Gratus, weekly Net Asset Values (NAVs) on our publicly traded funds are considered material information.

3.	What is Non Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Service, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Bases for Liability
a)	Fiduciary Duty Theory.

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will not disclose any material; non-public information or refrain from trading.

In Dirks v. SEC, the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippies" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

b)	Misappropriation Theory.
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Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In Carpenter v. U.S., the Court found in 1987 a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals (such as printers, taxi drivers, etc.) not previously thought to be encompassed under the fiduciary duty theory.

4.	Penalties for Insider Trading.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include:

-civil injunctions

-treble damages

-disgorgement of profits

-jail sentences

-fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited

-fines for the employer or other controlling person of up to the greater of

$1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Gratus, including dismissal of the persons involved.

5.	Procedures to Implement Gratus’ Policy.

The following procedures have been established to aid the officers, directors and employees of Gratus in avoiding insider trading, and to aid Gratus in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Gratus must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with Gratus's CCO, Managing Directors or any designee.

a)	Identifying Insider Information.

Before trading for yourself or others, including investment companies or private accounts managed by Gratus, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material?

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Is this information that an investor would consider important in making his or her investment decisions?

Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information non-public?

To whom has this information been provided?

Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

-Report the matter immediately to Gratus's CCO, Managing Directors, or any designee.

-Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Gratus.

-Do not communicate the information believed to be material inside or outside Gratus other than to the CCO or the Managing Directors.

-After Gratus's Managing Directors, or any designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

b)	Quarterly Compliance Review.

The Compliance Department will circulate copies of the Insider Trading Policy and Procedures to all officers, directors and employees of Gratus annually. Each employee will be requested to read and familiarize themselves with Gratus' Insider Trading Policies and Procedures and will be required to complete and electronically acknowledge a Compliance Acknowledgment that confirms their understanding and compliance with Gratus’ Insider Trading Policy and Procedures.

6.	Restricting Access to Material Non Public Information.

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Gratus, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be restricted.

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C.	Communications with Media

1)	All requests for interviews should be directed to the Chief Compliance Officer.
2)	Employees should not identify nor discuss specific private client accounts.
3)	Employees should not discuss specific client account performance and should use caution when discussing sample account performance. Any performance information provided should include the full information provided in Gratus’ written materials.
4)	Employees should not guarantee, promise or predict a specific level of investment performance.
5)	Employees should not discuss firm confidential information, including legal or regulatory issues.
6)	Employees should not discuss competitors of Gratus.
7)	Any written materials that will be provided, printed, or displayed, including those that are given for broadcast, must be approved in writing by the CCO prior to use.
8)	Employees should use care when discussing investments, and should present information in a balanced manner. A discussion of an investments positive attributes should be balanced with its drawbacks or negative features.

Print Media

9)	Employees should clearly communicate to the reporter when they wish to go “off the record”
10)	If, after completing or during an interview, an employee becomes uncomfortable with the integrity or agenda of the reporter, the employee should either discontinue the interview or request a list of quotes to be used in the publication before it is published.

Broadcast Media (e.g., TV and Radio)

11)	Employees should not discuss the firm’s performance in verbal interviews, as the employee would not be able to relate all disclosure language that Gratus requires to be accompanied with performance information.
12)	Each employee should assume s/he is “on the air” as soon as the employee is seated in front of the interviewer.
13)	Employees should not answer questions they are not comfortable answering, even with pressure from the media. Rather, the employee should indicate that s/he would need to look into the question further before answering.

D.	Political Contributions by Investment Advisers (Pay-to-Play)

1.	Background:

Rule 206(4)-5 of the Advisers Act provides that an adviser who makes political contributions to an elected official who is in a position to influence the selection of the adviser to provide to a government entity will be barred for two years from providing for compensation to that government entity. The rule applies to the adviser as well as certain executives and employees of the adviser. Form more specific information on this rule, please see Appendix A.

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2.	Restrictions on Political Contributions.

Rule 206(4)-5 makes it unlawful for an adviser to receive compensation for providing to a government entity for a two-year period after the adviser or any of its covered associates makes a political contribution to an elected official or candidate of a government entity that is in a position to directly or indirectly influence the hiring of the adviser or has the authority to appoint an person who could directly or indirectly influence the hiring of the adviser.

3.	Prohibition on the Use of Third-Party Solicitors.

Rule 206(4)-5(a)(2)(i) makes it unlawful for an adviser subject to the rule and its covered associates to make or agree to make payments to any third-party solicitor or placement agent, directly or indirectly, to solicit a government entity for advisory business, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play practices.

4.	Ban on Solicitation or Coordination of Contributions.

Rule 206(4)-5(a)(2)(ii) makes it unlawful for an adviser subject to the rule and its covered associates to coordinate or solicit any person or PAC to make contributions to an official of a government entity to which the adviser is providing or seeking to provide investment , or to make payments to a political party of a state or locality where the adviser is providing or seeking to provide investment to a government entity.

5.	Prohibition on Certain Indirect Activities.

To ensure that advisers and government officials do not structure pay-to-play arrangements in a way that attempts to evade the prohibitions of the rule, the rule includes a provision that makes it unlawful for an adviser or any of its covered associates to do anything indirectly that, if done directly, would result in a violation of the rule. As a result, an adviser and its covered associates may not funnel payments through third parties, including, for example, consultants, attorneys, family members, friends, or companies affiliated with the adviser as a means to circumvent the rule.

6.	Application to Covered Investment Pools.

An adviser to certain pooled investment vehicles in which a government entity invests or is solicited to invest, is treated as though the adviser were providing or seeking to provide investment services directly to the government entity. Thus, a political contribution to a government official that would, under the rule, trigger the two-year time-out from providing advice for compensation to the government entity would also trigger a two-year time-out from the receipt of compensation for the management of those assets through a covered investment pool. Covered investment pools include registered investment companies, hedge funds, private equity funds, and collective investment trusts.

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7.	Sub-advisers.

By the terms of the rule, if an adviser or sub-adviser makes a contribution that triggers the two-year time-out, the sub-adviser or adviser, as applicable, that did not make the triggering contribution could continue to receive compensation from the government entity, unless the arrangement were a means to do indirectly what the adviser or sub-adviser could not do directly under the rule. Advisers to underlying funds in a fund-of-funds arrangement are not required to look through the investing fund to determine whether a government entity is an investor in the investing fund unless the investment was made in that manner as a means for the adviser to do indirectly what it could not do directly under the rule.

8.	SEC Exemptions.

Rule 206(4)-5 contains a provision authorizing the SEC to exempt advisers from the time-out requirements where the adviser discovers the contributions that trigger the compensation ban only after they have been made or when the imposition of the prohibitions is unnecessary to achieve the rule’s intended purpose. Rule 206(4)-5(e) lists the factors to be considered by the SEC in determining whether to grant an exemption. An adviser seeking an exemption could place into an escrow account any advisory fees earned between the date of the contribution triggering the prohibition and the date on which the SEC determines whether to grant an exemption. The escrow account would be payable to the adviser if the SEC grants the exemption. If the SEC does not grant the exemption, the fees contained in the account would be returned to the government entity client.

9.	Recordkeeping Requirements.

Rule 204-2 under the Advisers Act requires an adviser who is registered or required to be registered with the SEC to make and keep records of contributions made by the adviser and covered associates to government officials and candidates, payments to state or local political parties and PACs, and the names of regulated persons the adviser pays for solicitation services. The amendments only require advisers to make and keep records of their covered associates, and their own and their covered associates’ contributions, if they provide advisory services to a government client.

However, an adviser who does not maintain these records because it currently does not have any government entity clients risks violating Rule 206(4)-5 and subjecting itself to the two-year time-out if it ultimately obtains a government entity client.

The records of contributions and payments are required to be in chronological order and indicate the name and title of the contributor, the name and title of the recipient, the amount and date of each contribution or payment, and whether the contribution or payment was subject to an exception provided by the rule. The records would need to be maintained for five years, the first two in the office of the investment adviser.

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10.	Procedures:

1.	Prior to commencement of employment, all new covered associates must disclose in writing all political contributions to elected officials or candidates for office made within the last 24 months. The disclosure shall include:

a.	The name of the elected official or candidate;

b.	The name of the elected office held by the official or sought by the candidate;

c.	The date of the contribution; and

d.	The amount contributed.

2.	All covered associates must obtain pre-clearance before contributing the following to an elected official or candidate for office:

a.	Gifts;

b.	Subscriptions;

c.	Loans, advances, or deposits of money;

d.	Payment of debt incurred in connection with an election;

e.	Transition or inaugural expenses; or

f.	Anything of value made for the purpose of influencing an election for federal, state, or local office.

3.	All covered associates must obtain pre-clearance before donating time to the election campaign of an elected official or candidate for elected office.

4.	Covered associates must obtain pre-clearance before hosting a fundraising meeting or conference for a candidate or official, or volunteering to bear expenses associated with such fundraising meeting or conference.

5.	On an annual basis, all covered associates must disclose in writing all political contributions to elected officials or candidates for office and volunteer in connection with the campaigns of such elected officials or candidates for office made within the last 24 months. Disclosures are made through Schwab Compliance Technologies.

6.	If the Advisers discovers a political contributions made in violation of Rule 206(4)-5 for which an exception is not available:
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a.	If assets of the government entity are managed in a separate account, the Adviser shall:

(1)	Return all compensation promptly upon discovering the triggering contribution; and

(2)	waive the advisory fee or terminate the contract with the governmental entity.

b.	If the government entity is invested in a private pool, the Adviser shall:

(1)	cause the pool to redeem the investment of the government entity; or

(2)	waive or rebate the portion of its fees or any performance allocation or carried interest attributable to assets of the government client.

c.	If the government entity is invested in a registered investment company, the Adviser shall:

(1)	waive its advisory fee for the fund as a whole in an amount approximately equal to fees attributable to the government entity; or

(2)	rebate the government entities portion of the advisory fee to the fund as a whole.

EXHIBIT 8

Section 2 (a) (9) of

The Investment Company Act

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Investment Company Act and Rules

(9)   "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person. If an application filed hereunder is not granted or denied by the Commission within sixty days after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon. The Commission, upon its own motion or upon application, may by order revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

(10)     "Convicted" includes a verdict, judgment, or plea of guilty, or a finding of guilt on a plea of nolo contenders, if such verdict, judgment, plea, or finding has not been reversed, set aside, or withdrawn, whether or not sentence has been imposed.

(11)     "Dealer" means any person regularly engaged in the business of buying and selling securities for his own account, through a broker or otherwise, but does not include a bank, insurance company, or investment company, or any person insofar as he is engaged in investing, reinvesting, or trading in securities, or in owning or holding securities, for his own account, either individually or in some fiduciary capacity, but not as a part of a regular business.

(12)     "Director" means any director of a corporation or any person performing similar functions with respect to any organization, whether incorporated or unincorporated, including any natural person who is a member of a board of trustees of a management company created as a common-law trust.

(13)     "Employees’ securities company" means any investment company or similar issuer all of the outstanding securities of which (other than short-term paper) are beneficially owned (A) by the employees or persons on retainer a single employer of two or more employers each of which is an affiliated company of the other, (B) by former employees of such employer or employers, (C) by members of the immediate family of such employees, persons on retainer, or former employees, (D) by any two or more of the foregoing classes of persons, or (E) by such employer or employers together with any one or more of the foregoing classes of persons.

(14)     "Exchange" means any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a marketplace or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the

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functions commonly performed by a stock exchange as that term is generally understood, and includes the market place and the market facilities maintained by such exchange.

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EXHIBIT 9

Employee Questionnaire

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EXHIBIT 9

GRATUS
EMPLOYEE QUESTIONNAIRE

Name (please print)

ANY MISREPRESENTATION OR OMISSION OF INFORMATION WILL RESULT IN IMMEDIATE TERMINATION.

1.	Have you been convicted or pleaded guilty to any FELONY or MISDEMEANOR within the United States within the last ten years?

____                 ____

YES                  NO

2.	Have you been convicted or pleaded guilty to any criminal or civil offense within the last ten years, which would be considered a FELONY or MISDEMEANOR if committed in the United States or been found to have violated any foreign securities regulation or statute?

____                 ____

YES                  NO

3.	Have you ever been permanently or temporarily enjoined by any state or federal court from engaging in any conduct relating to any securities, commodities, insurance or banking matters?

____                 ____

YES                  NO

4.	Have you ever been the subject of any action or proceeding by any regulatory or self-regulatory organization, or been found to have violated (or aided, abetted, induced or failed to supervise the violation of) any of the federal securities or commodities laws?

____                 ____

YES                  NO

5.	Have you ever been the cause of an investment related business having its authorization to do business denied, suspended, revoked or restricted?

____                 ____

YES                  NO

6.	Has any regulatory body ever revoked, suspended or denied your registration or license, prevented you from associating with an investment related business, or otherwise restricted your activities (including licensing as an attorney or accountant)?

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____                 ____

YES                  NO

7.	Has any regulatory body ever found you to have made a false statement or omission or been dishonest, unfair or unethical?

____                 ____

YES                  NO

8.	Have you ever been affiliated with a securities firm that has been declared bankrupt, had a trustee appointed under SIPC, or had a direct payment procedure begun?

____                 ____

YES                  NO

9.	Are you now the subject of any proceeding that could result in a "YES" answer to any of these questions?

____                 ____

YES                  NO

If "'YES", please explain in detail:

Signature:

Print Name:

Date:

You must notify the Chief Compliance Officer immediately if any event occurs which renders this information inaccurate.

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